Exhibit 23.1














                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Del Laboratories, Inc.:



We consent to the incorporation by reference in the Registration Statements (Nos. 333-124360 and 333-131293) on Form S-4 of Del Laboratories, Inc. of our report dated March 29, 2006, with respect to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 2005 and 2004 and related consolidated statement of operations, shareholders' equity, and cash flows and the financial statement schedule for the period from February 1, 2005 to December 31, 2005 (Successor Period), the period from January 1 to January 31, 2005 (Predecessor Period) and each of the years in the two-year period ended December 31, 2004 (Predecessor Period), which report appears in the December 31, 2005, annual report on Form 10-K of Del Laboratories, Inc.


/s/  KPMG LLP
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Melville, New York
March 29, 2006